Exhibit 99.1

Planet 13 Announces Expansion of Leadership Team and Board

Las Vegas, Nevada – February 8, 2024 - Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13” or the “Company”), a leading vertically-integrated multi-state cannabis company, today announced the appointments of Lee Fraser to the role of Chief Administrative Officer, Tatev Oganyan to General Counsel and Kevin Martin to the Company’s board of directors. The appointments reaffirm Planet 13’s commitment to governance, compliance, financial security, and leadership strength and depth.

“Since joining the board in May 2023, Lee has taken on increasingly complex leadership roles on a variety of projects and has quickly grasped the unique challenges in the cannabis industry while becoming a larger resource for the entire Planet 13 team. The appointment to Chief Administrative Officer is representative of the value we place on his knowledge and his organizational and administrative capabilities,” said Bob Groesbeck, Co-CEO of Planet 13. “We appreciate his willingness to take on a larger role with the Company at this crucial time where we are significantly expanding our footprint with the upcoming close of our acquisition of VidaCann.”

“Planet 13 has a great opportunity in front of it with the opening of our operations in Illinois, our expansion into Florida and the potential adult-use legislation there. Add to this the positive impact of potential federal rescheduling and SAFE banking legislation, and it’s a very exciting time for the industry as a whole. I’m excited to be taking a more involved role with the Company at this time to help ensure we maximize this opportunity to generate shareholder value,” said Lee Fraser, incoming Chief Administrative Officer.

Larry Scheffler, CO-CEO, added, “We would also like to welcome Kevin Martin to the board of directors. He has an excellent track record. Currently, Kevin is the director of internal audit at IKO Global and, prior to that, as a compliance leader at Irving Oil Ltd. and Endeavour Mining Corporation. He has been responsible for the development and implementation of best practice audit and risk strategy along with ERP implementations. Considering recent events and Planet 13’s upcoming growth, we know Kevin will be a significant resource for Planet 13 as we continue to improve efficiency, security, and reliability company wide.”

As Chief Administrative Officer, Lee Fraser will be responsible for strategic planning, sales and purchasing, operations management, risk management and compliance. The role matches Mr. Fraser's strengths, developed over 20 plus years as a finance & operations executive at several publicly traded companies. His experience overseeing large-scale growth projects and large teams across many different states and countries for companies such as Warner Bros and Fox Corp will be key in Planet 13’s next phase of growth.

As a Board Member, Kevin Martin will apply his knowledge and experience from a career in internal audit at large private and public companies to implementing best practices to improve Planet 13’s governance, financial practices, and audit and financial procedures. Martin holds a CPA, CFE, and CRMA designations with 22 years of experience in internal audit and operational experience.

As General Counsel, Tatev Oganyan will serve as the primary legal advisor to management and the board while overseeing legal matters for the Company. In her role as regulatory counsel at Planet 13, Tatev led the licensing and permitting process for the successful opening of the Planet 13 Orange County and Planet 13 Waukegan stores. She further led the regulatory due diligence for the Next Green Wave acquisition, allowing Planet 13 to broaden its popular brand portfolio in California. Before joining Planet 13, Tatev established a leading practice, specializing in cannabis law, licensing, and regulatory compliance for premium cannabis brands.

About Planet 13

Planet 13 (https://planet13.com/investors/) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations across its locations in California, Nevada, Illinois, and upcoming sites in Florida. Home to the nation's largest dispensary located just off The Strip in Las Vegas, Planet 13 recently opened its first Illinois dispensary in Waukegan, bringing unparalleled cannabis experiences to the Chicago metro area. Planet 13 holds a medical marijuana treatment center license in Florida allowing for state-wide expansion throughout the Sunshine State. Planet 13's mission is to build a recognizable global brand known for world-class dispensary operations and innovative cannabis products. Licensed cannabis activity is legal in the states Planet 13 operates in but remains illegal under U.S. federal law. Planet 13's shares trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH.

Cautionary Note Regarding Forward-Looking Information

This news release contains forward-looking information and forward-looking statements within the meaning of applicable securities laws. All statements, other than statements of historical fact, are forward-looking statements and are often, but not always, identified by phrases such “plans”, “expects”, “proposed”, “may”, “could”, “would”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases. In this news release, forward-looking statements relate to filling vacancies on the board of directors and in the executive management group. Such forward-looking statements reflect what management of the Company believes, or believed at the time, to be reasonable assumptions and accordingly readers are cautioned not to place undue reliance upon such forward-looking statements and that actual results may vary from such forward-looking statements. These assumptions, risks and uncertainties which may cause actual results to differ include, among others, those assumptions, risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and any of the Company’s subsequent periodic reports filed with the U.S. Securities and Exchange Commission at www.sec.gov and on SEDAR+ at www.sedarplus.ca. Forward-looking statements contained herein are made only as to the date of this press release and we assume no obligation to update or revise any forward-looking statements should they change, except as required by law. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

For further inquiries, please contact:

LodeRock Advisors Inc., Planet 13 Investor Relations

mark.kuindersma@loderockadvisors.com

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com

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